Exhibit 99.1

Contact:	Media Relations: Sarah McAuley, (617) 532.8195, news@enernoc.com Investor Relations: Will Lyons, (617) 532.8104, ir@enernoc.com

For Immediate Release

EnerNOC, Inc. Announces Pricing of Public Offering of Common Stock

Boston, MA, August 6, 2009 — EnerNOC, Inc. (Nasdaq: ENOC), a leading provider of clean and intelligent energy solutions, announced today that it has priced an underwritten public offering of 3,750,000 shares of its common stock at an offering price of $27.00 per share.  The offering includes 3,040,974 shares offered by EnerNOC and 709,026 shares offered by certain selling stockholders.  After deducting underwriting discounts and commissions and offering expenses payable by the Company, EnerNOC is expected to receive net proceeds of approximately $78.1 million. The offering is expected to close on August 11, 2009 and is subject to customary closing conditions. EnerNOC and certain selling stockholders have also granted the underwriters an over-allotment option to purchase up to an aggregate of 562,500 additional shares.

J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated are serving as joint book-running managers of the offering and Canaccord Adams Inc. and Robert W. Baird & Co. are serving as co-managers.

A copy of the final prospectus supplement related to the offering may be obtained from J.P. Morgan Securities Inc., 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245, telephone: (718) 242-8002, or from Morgan Stanley & Co. Incorporated, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: (866) 718-1649, or by e-mailing prospectus@morganstanley.com.

A registration statement relating to these securities has been filed with, and declared effective by, the Securities and Exchange Commission (SEC).  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About EnerNOC:

EnerNOC, Inc. is a leading provider of clean and intelligent energy solutions, which include demand response services, energy efficiency, or monitoring-based commissioning, services, energy procurement services and emissions tracking and trading services.  These solutions help optimize the balance of electric supply and demand, provide cost-efficient alternatives to traditional power generation, transmission and distribution resources, and drive significant cost-savings for our customers. The Company uses its Network Operations Center, or NOC, and PowerTrak enterprise software platform to remotely manage and reduce electricity consumption across a growing network of commercial, institutional, and industrial customer sites, making demand response capacity available to grid operators and utilities on demand while

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helping end-users of electricity achieve energy savings, environmental benefits and improved financial results.

Safe Harbor Statement

This press release contains “forward-looking statements,” including, but not limited to, statements relating to the proceeds expected from the offering and the anticipated closing date of the public offering.  Forward-looking statements are based on management’s expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, but are not limited to, those detailed in the Company’s public filings with the SEC.  The information contained in this press release is believed to be current as of the date of this release.  The Company does not intend to update any of the forward-looking statements after the date of this release to conform these statements to actual results or to changes in the Company’s expectations, except as required by law.

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